Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Reports 10% Revenue Growth for the Third Quarter of 2022,

Driven By 79% Growth in E-Bloc Sales

Backlog Increases 157% Year-Over-Year and 15% Sequentially to $27.9 Million,

Company Reiterates Expectation of 50% Year-over-Year Full Year Revenue Growth for 2022

FORT LEE, N.J., November 14, 2022 /PRNewswire/ -- Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer”, “Pioneer Power” or the “Company”), a leader in the design, manufacture, service and integration of electrical power systems, distributed energy resources, power generation equipment and mobile electric vehicle (“EV”) charging solutions, today provided a business update and announced financial results for the third quarter and nine months ended September 30, 2022.

Business Highlights for the Third Quarter of 2022:

●	Pioneer continued to increase market traction for its E-Bloc solution, with E-Bloc revenue growing 79% to $3.4 million as compared to $1.9 million for the same period last year. Approximately 50% of the total backlog at the end of the third quarter reflects E-Bloc orders, reinforcing management’s confidence in achieving full-year revenue goals in 2022 and continued outsized revenue growth in 2023.
●	Pioneer’s total backlog increased to $27.9 million at September 30, 2022, compared to $24.3 million (revised) at June 30, 2022, $23.6 million (revised) at March 31, 2022 and $22.8 million at December 31, 2021. The Company’s total backlog at September 30, 2022 was at record levels since the Company sold its transformer business units three years ago.

Financial Highlights for the Third Quarter of 2022:

●	Revenue increased approximately 10% to $6.3 million for the three months ended September 30, 2022, as compared to $5.7 million for the three months ended September 30, 2021. Revenue during the third quarter reflected increased sales of our E-Bloc power systems.
●	Gross profit increased approximately 21% to $861,000, or a 13.8% gross margin, for the three months ended September 30, 2022, as compared to gross profit of $713,000, or a 12.5% gross margin, for the three months ended September 30, 2021 as a result of the increase in sales of our E-Bloc power systems.
●	Total operating loss during the third quarter of 2022 was $1.4 million, compared to an operating loss of $518,000 in the third quarter of last year, reflecting ongoing investments in the Company’s E-Bloc and e-Boost initiatives. The Company recognized $143,000 of non-cash, stock-based compensation expense during the third quarter of 2022, as compared to $58,000 during the third quarter last year. In addition, the Company invested approximately $781,000 in product development and sales and marketing fees during the third quarter to advance its e-Boost and E-Bloc solutions, which significantly contributed to the increase in the Company’s operating loss during the third quarter.

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “Demand for our E-Bloc and e-Boost solutions continues to exceed our expectations, and current backlog and delivery schedules support our full-year target of 50% year-over-year revenue growth. This suggests that we will end the year on a particularly strong note, and we anticipate that momentum carrying into 2023 as we prepare to meet even greater demand for these innovative solutions.”

“Our E-Bloc power systems are being deployed in an increasingly wide-range of applications, including large data centers, new manufacturing campuses, primary water and wastewater treatment plants and at retail locations,” added Mr. Mazurek. “We anticipate these trends to continue and indeed, accelerate into the foreseeable future. Similarly, we continue to identify and win opportunities for our e-Boost solutions, recharging electric vehicles in a variety of unique situations, at high-traffic locations, and as part of green energy initiatives from large employers. Subsequent to the end of the quarter, we won an $8 million E-Bloc purchase order from one of the world’s largest automakers for a recently-launched division purely devoted to batteries and EV manufacturing. We also agreed to provide two 400 kW, propane-powered, mobile charging e-Boost systems to a leader in smart energy management solutions. The two e-Boost systems will be deployed at a Port in California to fast charge EVs imported from a large Asian EV manufacturer before they are delivered directly to consumers. We are strategically investing in sales, marketing, and product development to support these two, recently launched products, and these investments are translating to significant revenue contribution and margin expansion. We expect further improvements into 2023.”

Third Quarter 2022 Financial Results

Revenue

Total revenue for the three months ended September 30, 2022 was $6.3 million, an increase of approximately 10% as compared to $5.7 million during the third quarter of last year primarily due to an increase in sales of our E-Bloc power systems equipment and automatic transfer switches.

Gross Profit/Margin

Total gross profit for the third quarter of 2022 was $861,000, or 13.8% of revenues, compared to $713,000, or 12.5% of revenues, for the same period in 2021, primarily due to an increase in sales our E-Bloc power systems and automatic transfer switches which generate higher gross profits and margins.

Operating Loss

For the three months ended September 30, 2022, operating loss was $1.4 million as compared to $518,000 during the third quarter of 2021, primarily due to an increase in payroll related costs, including non-cash, stock-based compensation, professional fees and consulting, product development and marketing fees related to our e-Boost and E-Bloc initiatives.

Net Loss

The Company’s net loss was $1.3 million, or $(0.13) per basic and diluted share, for the three months ended September 30, 2022, compared to a net loss of $434,000, or $(0.05) per basic and diluted share, during the three months ended September 30, 2021. Net loss for the quarter included $781,000 in product development and consulting, marketing and promotion fees related to our e-Boost and E-Bloc initiatives.

Year-to-Date 2022 Financial Results

Total revenue for the nine months ended September 30, 2022 was $17.5 million, an increase of 18% compared to $14.8 million during the first nine months of last year. Revenue from the T&D Solutions segment increased approximately 26%, and revenue from the Critical Power segment increased approximately 9% during the first nine months of the 2022 as compared to the same period last year. The increase in the Company’s Critical Power revenue during the first nine months of 2022 is primarily due to recognizing sales from the Company’s e-Boost initiative, which was launched during the fourth quarter of 2021. The increase in the Company’s T&D Solutions segment is primarily due to increased sales our E-Bloc power systems and automatic transfer switches during the first nine months of 2022.

Gross profit for the first nine months of 2022 was $1.8 million, or 10.6% of revenues, compared to a gross profit of $1.4 million, or 9.2% of revenues, for the same period in 2021. For the nine months ended September 30, 2022, gross margin percentage from our T&D Solutions segment increased by 500 basis points, from 2.2% to 7.2%, as compared to the nine months ended September 30, 2021. The increase in gross margin percentage was primarily due to increased sales of our E-Bloc power systems and automatic transfer switches, a favorable sales mix and improved productivity from our manufacturing facility. Loss from operations for the first nine months of 2022 was $4.8 million as compared to a loss from operations of $2.4 million during same period in 2021.

The Company’s net loss for the first nine months of 2022 was $4.6 million, or $(0.47) per basic and diluted share, compared to a net loss of $769,000, or $(0.09) per basic and diluted share, during the same period of 2021. The increase in the Company’s net loss during the first nine months of 2022 is primarily due to ongoing investments in our e-Boost and E-Bloc initiatives and an increase in payroll related costs, including non-cash stock-based compensation expense of $859,000. Additionally, during the nine months ended September 30, 2021, the Company recognized a one-time gain of $1.4 million for the extinguishment and forgiveness of the PPP Loan.

Balance Sheet

As of September 30, 2022, the Company had $7.2 million in cash and working capital of $14.2 million, compared to $11.7 million in cash and restricted cash and working capital of $18.6 million as of December 31, 2021. The Company expects to receive $6.2 million in cash by December 31, 2022 from the maturity of its notes receivable related to the sale of the transformer business units.

Earnings Conference Call:

Management will host a conference call later today, Monday, November 14, 2022 at 5 p.m. Eastern Time to discuss Pioneer’s 2022 third quarter financial results with the investment community.

Anyone interested in participating should call 1-866-409-1555 if calling within the United States or

1-786-789-4797 if calling internationally. When asked, please reference confirmation code 3332617.

The call will also be accompanied live by webcast over the Internet and accessible at https://viavid.webcasts.com/starthere.jsp?ei=1581000&tp_key=6e28007e1e.

A replay will be available until November 21, 2022 which can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use passcode 3332617 to access the replay.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture, integration, refurbishment, service and distribution of electric power systems, distributed energy resources, power generation equipment and mobile EV charging solutions for applications in the utility, industrial and commercial markets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on three customers for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the liquidity and trading volume of the Company’s common stock and (xii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q, respectively. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

Tables Follow

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues	$6,251	$5,685	$17,476	$14,813
Cost of goods sold	5,390	4,972	15,629	13,445
Gross profit	861	713	1,847	1,368
Operating expenses
Selling, general and administrative	2,305	1,231	6,636	3,738
Total operating expenses	2,305	1,231	6,636	3,738
Loss from operations	(1,444)	(518)	(4,789)	(2,370)
Interest income	(116)	(99)	(322)	(288)
Other (income) expense, net	(17)	13	112	(1,294)
Loss before taxes	(1,311)	(432)	(4,579)	(788)
Income tax expense (benefit)	—	2	7	(19)
Net loss	$(1,311)	$(434)	$(4,586)	$(769)

Loss per share:
Basic	$(0.13)	$(0.05)	$(0.47)	$(0.09)
Diluted	$(0.13)	$(0.05)	$(0.47)	$(0.09)

Weighted average common shares outstanding:
Basic	9,770	8,726	9,713	8,726
Diluted	9,770	8,726	9,713	8,726

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets
Cash	$7,210	$9,924
Restricted cash	—	1,775
Notes receivable and accrued interest	6,100	5,778
Accounts receivable, net	3,822	2,429
Inventories	8,479	4,160
Prepaid expenses and other current assets	840	1,069
Total current assets	26,451	25,135
Property and equipment, net	794	516
Right-of-use assets	2,116	2,237
Other assets	84	39
Total assets	$29,445	$27,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$5,678	$4,159
Deferred revenue	6,621	2,423
Total current liabilities	12,299	6,582
Other long-term liabilities	1,304	1,793
Total liabilities	13,603	8,375
Commitments
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 30,000,000 shares authorized; 9,644,545 and 9,640,545 shares issued and outstanding on September 30, 2022 and December 31, 2021, respectively	10	10
Additional paid-in capital	32,716	31,840
Accumulated other comprehensive income	14	14
Accumulated deficit	(16,898)	(12,312)
Total stockholders’ equity	15,842	19,552
Total liabilities and stockholders’ equity	$29,445	$27,927

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
Operating activities
Net loss	$(4,586)	$(769)
Depreciation	113	110
Amortization of right-of-use finance leases	177	219
Amortization of imputed interest	(321)	(321)
Interest expense from PPP Loan	—	4
Gain on forgiveness of PPP Loan	—	(1,417)
Amortization of right-of-use operating leases	495	421
Change in receivable reserves	(140)	68
Proceeds from insurance receivable	—	95
Stock-based compensation	859	129
Changes in current operating assets and liabilities:
Accounts receivable	(1,253)	(758)
Inventories	(4,319)	(1,097)
Prepaid expenses and other assets	167	247
Income taxes	24	401
Accounts payable and accrued liabilities	1,141	541
Deferred revenue	4,198	1,549
Principal repayments of operating leases	(491)	(413)
Net cash used in operating activities	(3,936)	(991)

Investing activities
Additions to property and equipment	(391)	(156)
Net cash used in investing activities	(391)	(156)

Financing activities
Net proceeds from the exercise of options for common stock	17	—
Dividend paid to shareholders	—	(1,047)
Principal repayments of financing leases	(179)	(226)
Net cash used in financing activities	(162)	(1,273)

Decrease in cash and restricted cash	(4,489)	(2,420)
Cash, and restricted cash, beginning of year	11,699	7,567
Cash, and restricted cash, end of period	$7,210	$5,147

Non-cash investing and financing activities:
Acquisition of right-of-use assets and lease liabilities	551	1,418